ROPES & GRAY
                       One International Place
                     Boston, Massachusetts  02110
                      Telephone: (617) 951-7000
                      Telecopier: (617) 951-7050



                              June 6, 1995



Fresenius USA, Inc.
2637 Shadelands Drive
Walnut Creek, California 94598


Ladies and Gentlemen:

   This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,500,000 shares of Class A Common Stock, $0.01 par value (the "Shares"), of Fresenius USA, Inc. (the "Company").

   We have acted as counsel to the Company and are familiar with the actions taken by the Company in connection with the Company's 1987 Stock Option Plan (the "Plan"). For purposes of this opinion we have examined the Plan and such other documents as we deemed appropriate.

   Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan, they will be validly issued, fully paid and nonassessable.

   We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                         Very truly yours,

                         /s/ Ropes & Gray

                         Ropes & Gray
3051156.01


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